UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2020

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2020, Matthew Dallas resigned as a member of the Board of Directors and Audit Committee of Biostage, Inc., or the Company. Mr. Dallas’ resignation was not the result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Effective as of February 7, 2020, James McGorry resigned from his role as Chief Executive Officer of the Company as well as a member of its Board of Directors, or the Board. Mr. McGorry’s resignation from the Board was not the result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his resignation, the Company and Mr. McGorry entered into a Separation and Release Agreement which provides, among other things: (i) that Mr. McGorry will receive six months of his base salary paid in equal monthly installments over the course of twelve months; (ii) a grant of a fully vested non-qualified stock option to purchase 80,000 shares of common stock of the Company with an expiration date eighteen months following the effective date of his resignation, (iii) acceleration of vesting of certain outstanding equity awards; and (iv) that the outstanding vested options would be exercisable until the earlier of eighteen months following such effective date and the respective scheduled expiration date of such options.

As previously reported by the Company, Peter Chakoutis, the Vice President of Finance of the Company, resigned effective January 17, 2020.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Separation and Release Agreement by and between Biostage, Inc. and James McGorry

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAGE, INC.
(Registrant)

February 7, 2020	/s/ Hong Yu
(Date)	Hong Yu
President